Exhibit 99.1

Rimage Corporation To Report Fourth Quarter Earnings Below Previously Forecasted
Levels Due To Extension of Strategic Consulting Engagement

Minneapolis, MN—February 14, 2006—Rimage Corporation (Nasdaq: RIMG) today announced preliminary earnings of approximately $0.22 per diluted share for the fourth quarter of 2005 ended December 31, compared to previously issued guidance for this period of $0.27 to $0.32 per diluted share. Preliminary fourth quarter earnings include approximately $800,000 of unforecasted expenses related to the fourth quarter extension of a strategic engagement with an international consulting group. Fourth quarter revenues are anticipated at approximately $24 million, compared to guidance of $24.0 to $26.0 million.

For full-year 2005, Rimage expects to report record sales of approximately $95 million (compared to $71.0 million in 2004) and record earnings of approximately $1.10 per diluted share (compared to $0.91 per diluted share in 2004).

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “In the third quarter of 2005, we reported expense of approximately $1.1 million for a far-ranging strategic analysis of Rimage’s current operations and potential new market applications for our CD/DVD publishing technology. The remaining $400,000 related to this study was incurred, as expected, in the fourth quarter following its October completion. Later in the fourth quarter, Rimage’s board of directors authorized a second phase of this strategic analysis to accelerate the implementation of the study’s findings, including the formulation of pricing and product positioning strategies in support of our intensified focus on providing mission critical CD/DVD business solutions. Due to this extension, Rimage realized an additional $800,000 of expense in the fourth quarter and will incur the final balance of $1.2 million in the first quarter of 2006, when the consulting group’s engagement will be concluded.”

Aldrich continued: “As a result of this extensive process of fact-finding and implementation, we are equipped with a much more clearly defined vision of Rimage’s future as well as the strategies required for attaining our future growth and profit objectives. We believe this work has further strengthened our long-term prospects by positioning Rimage to take optimum advantage of new opportunities that can be served through our core competencies in mission critical CD/DVD publishing solutions.”

Rimage will release its fourth quarter and full-year 2005 operating results on February 21, 2006.

About Rimage
Rimage Corporation is the world’s leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information: digital photography, medical imaging, financial institutions, business offices, and government. Visit our web site at www.rimage.com

Statements regarding Rimage’s anticipated future performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer peripherals market, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144